Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

April 6, 2021 and the Prospectus dated December 12, 2019

Registration No. 333-235468

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	Floating Rate Senior Notes due 2024 (the “Floating Rate Notes”);
1.050% Senior Notes due 2024 (the “2024 Notes”);
2.400% Senior Notes due 2028 (the “2028 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	April 6, 2021

Settlement Date:	April 9, 2021 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-235468)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp.
ICBC Standard Bank Plc
U.S. Bancorp Investments, Inc.

Diversity Firms:	Cabrera Capital Markets LLC
Loop Capital Markets LLC
Mischler Financial Group, Inc.

Terms Applicable to

Floating Rate Senior Notes

due 2024

Aggregate Principal Amount:	$400,000,000

Final Maturity Date:	March 8, 2024

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from April 9, 2021

Interest Rate Basis:	Compounded SOFR (as defined under “Description of the Notes—Principal, Maturity and Interest—
Floating Rate Notes” in the preliminary prospectus supplement dated April 6, 2021)

Spread to Compounded SOFR:	+76 basis points

Interest Payment Dates:	March 8, June 8, September 8 and December 8 of each year, commencing on June 8, 2021

Interest Reset Dates:	Each Floating Rate Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on June 4, 2021, plus 76 basis points

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date

Interest Period:	The period from and including a Floating Rate Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the Floating Rate Notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date

Day Count Convention:	Actual / 360

Optional Redemption:	N/A

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Calculation Agent:	Wells Fargo Bank, N.A.

CUSIP / ISIN:	37045X DF0 / US37045XDF06

Terms Applicable to

1.050% Senior Notes due 2024

Aggregate Principal Amount:	$850,000,000

Final Maturity Date:	March 8, 2024

Public Offering Price:	99.954%, plus accrued and unpaid interest, if any, from April 9, 2021

Benchmark Treasury:	0.250% due March 15, 2024

Benchmark Treasury Price and Yield:	99-24; 0.336%

Spread to Benchmark Treasury:	+73 bps

Yield to Maturity:	1.066%

Coupon:	1.050%

Interest Payment Dates:	March 8 and September 8 of each year, commencing on September 8, 2021

Day Count Convention:	30 / 360

Optional Redemption:	Prior to the final maturity date, make-whole call at T+15 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X DG8 / US37045XDG88

Terms Applicable to

2.400% Senior Notes due 2028

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	April 10, 2028

Public Offering Price:	99.891%, plus accrued and unpaid interest, if any, from April 9, 2021

Benchmark Treasury:	1.250% due March 31, 2028

Benchmark Treasury Price and Yield:	99-13+; 1.337%

Spread to Benchmark Treasury:	+108 bps

Yield to Maturity:	2.417%

Coupon:	2.400%

Interest Payment Dates:	April 10 and October 10 of each year, commencing on October 10, 2021

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after February 10, 2028 (the date that is two months prior to the final maturity date). Prior to the par call date, make-whole call at T+20 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X DH6 / US37045XDH61

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Citigroup Global Markets Inc. at 800-831-9146, Credit Agricole Securities (USA) Inc. at 866-807-6030, J.P. Morgan Securities LLC at 212-834-4533, Mizuho Securities USA LLC at 866-171-7403, SMBC Nikko Securities America, Inc. at 888-868-6856 and Wells Fargo Securities, LLC at 800-326-5897.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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